Trooper Technologies Inc.
(a development stage entity)

Consolidated Financial Statements
October 31, 2000, 1999 and 1998
(expressed in Canadian dollars)

Auditors' Report

To the Directors of
Trooper Technologies Inc.

We have audited the consolidated balance sheets of Trooper Technologies Inc. as at October 31, 2000 and 1999 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended October 31, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States and Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at October 31, 2000 and 1999 and the results of its operations and its cash flows for each of the years in the three-year period ended October 31, 2000 in accordance with Canadian generally accepted accounting principles. As required by the British Columbia Company Act, we report that, in our opinion, these principles have been applied on a basis consistent with that of the preceding year.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, Canada
December 15, 2000

(except as to note 15, which is as of June 26, 2001)

Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph following the option paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in note 1 to the consolidated financial statements. Our report to the shareholders dated December 15, 2000 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, Canada
December 15, 2000

Trooper Technologies Inc.
(a development stage entity)
Consolidated Balance Sheets
As at October 31, 2000 and 1999

(expressed in Canadian dollars)
	2000 $	1999 $

Assets

Current assets
Cash and cash equivalents	440,736	3,425,384
Accounts receivable	281,010	243,204
Inventory	19,556	-
Prepaid expenses and advances	568,621	590,230
Due from related parties (note 9)	-	28,253
Amount due from Thermo Tech Waste Systems Inc. (note 7)	500,267	-
	1,810,190	4,287,071

Accounts receivable	301,007	-

Deposits (note 4)	921,515	-

Deferred charges (note 5)	1,134,250	1,959,100

Capital assets (note 6)	7,056,714	1,038,127

Licence (note 7)	-	500,000
	11,223,676	7,784,298

Liabilities

Current liabilities
Accounts payable and accrued liabilities	918,573	446,483
Due to related parties (note 9)	2,403	16,750
	920,976	463,233
Non-controlling interest	984,134	113,972

Shareholders' Equity

Capital stock (note 8)	21,525,507	15,247,857

Deficit	(12,206,941)	(8,040,764)
	9,318,566	7,207,093
	11,223,676	7,784,298

Going concern (note 1)
Commitments and contingencies (note 12)
Subsequent events (notes 7 and 15)

Approved by the Board of Director

/s/ Stan L. Lis
Director

/s/ Glenn A. Little
Director

Trooper Technologies Inc.
(a development stage entity)
Consolidated Statements of Operations and Deficit
For the years ended October 31, 2000, 1999 and 1998

(expressed in Canadian dollars)
	2000 $	1999 $	1998 $	Cumulative since inception in 1995 $

Revenue
Sales	332,784	-	-	332,784

Operating expenses
Wages	642,506	360,597	307,254	1,565,925
Management fees	562,997	346,187	319,545	1,766,229
Consulting fees	519,871	284,869	66,662	1,182,165
Office and other	438,344	74,131	53,328	737,592
Amortization of deferred charges	309,300	103,100	-	412,400
Rent	202,856	90,598	174,855	587,533
Automobile	173,313	80,675	62,829	407,821
Amortization of capital assets	169,976	24,738	37,799	288,522
Travel	158,515	42,576	55,357	591,892
Promotion and investor relations	132,268	28,823	34,774	466,364
Accounting	121,728	75,023	88,594	444,695
Legal	119,882	140,874	255,153	808,540
Telephone	98,128	34,926	63,131	324,495
Bank charges and interest	78,454	33,932	12,297	161,251
Tariffs and duties	50,975	7,662	4,808	94,750
Computer services	39,809	19,499	21,933	101,812
Meals and entertainment	26,202	42,981	47,832	138,292
Shareholder information	11,766	7,175	32,904	63,125
Filing fees	10,508	3,180	9,050	67,908
Transfer agent	8,096	6,778	7,074	45,430

	3,875,494	1,808,324	1,655,179	10,256,741

Loss before the following	(3,542,710)	(1,808,324)	(1,655,179)	(9,923,957)

Non-operating income (expenses)
Interest income	76,995	313,622	450,273	883,651
Write-down of assets	(75,558)	-	(600)	(76,158)
Foreign exchange (loss) gain	(150,019)	(249,772)	716,170	471,025
Write-off of deferred financing charges	(663,805)	-	-	(663,805)
Construction contract penalty	-	(113,734)	(185,000)	(298,734)
Loss on settlement of legal claims	-	-	-	(178,000)

	(812,387)	(49,884)	980,843	137,979

Non-controlling interest	188,920	12,258	-	201,178

Loss for the year	(4,166,177)	(1,845,950)	(674,336)	(9,584,800)

Deficit - Beginning of year	(8,040,764)	(6,194,814)	(5,520,478)	(2,622,141)

Deficit - End of year	(12,206,941)	(8,040,764)	(6,194,814)	(12,206,941)

Loss per share	(0.21)	(0.10)	(0.04)

Weighted average number of common shares outstanding	19,774,547	18,133,916	18,080,125

Trooper Technologies Inc.
(a development stage entity)
Consolidated Statements of Cash Flows
For the years ended October 31, 2000, 1999 and 1998

(expressed in Canadian dollars)
	2000 $	1999 $	1998 $	Cumulative since inception in 1995 $
Cash flows from operating activities
Loss for the year	(4,166,177)	(1,845,950)	(674,336)	(9,584,800)
Items not affecting cash
Amortization of deferred charges	309,300	103,100	-	412,400
Amortization of capital assets	169,976	24,738	37,799	288,522
Write-down of assets	75,558	-	600	76,158
Write-off of deferred financing charges	663,805	-	-	663,805
Non-controlling interest	(188,920)	(12,258)	-	(201,178)

	(3,136,458)	(1,730,370)	(635,937)	(8,345,093)
Changes in non-cash working capital
Accounts receivable	(388,786)	(187,801)	(11,857)	(629,054)
Inventory	(19,556)	-	-	(19,556)
Prepaid expenses and advances	21,609	(265,325)	7,556	(568,621)
Accounts payable and accrued liabilities	472,090	163,132	187,375	805,664
	85,357	(289,994)	183,074	(411,567)

	(3,051,101)	(2,020,364)	(452,863)	(8,756,660)
Cash flows from investing activities
Purchase of capital assets	(5,113,561)	(699,306)	(104,675)	(6,189,996)
Licence	-	-	-	(200,000)
Security deposit	-	94,814	(94,814)	-
Deposits	(921,515)	-	-	(921,515)
Deferred charges	(148,255)	(2,062,200)	-	(2,210,455)
Investment in Stream	(41,772)	-	-	(41,772)
Other	-	-	-	(600)

	(6,225,103)	(2,666,692)	(199,489)	(9,564,338)

Cash flows from financing activities
Due to related parties	13,906	(60,310)	11,605	(103,684)
Issuance of shares for cash	6,507,025	69,000	191,818	19,026,644
Share issue costs	(229,375)	-	-	(229,375)
Issuance of subsidiaries' capital stock	-	74,556	-	74,556
Other	-	-	-	(16,294)

	6,291,556	83,246	203,423	18,751,847

(Decrease) increase in cash and cash equivalents	(2,984,648)	(4,603,810)	(448,929)	430,849

Cash and cash equivalents - Beginning of year	3,425,384	8,029,194	8,478,123	9,887

Cash and cash equivalents - End of year	440,736	3,425,384	8,029,194	440,736

Trooper Technologies Inc.
(a development stage entity)
Notes to Consolidated Financial Statements
October 31, 2000, 1999 and 1998
(expressed in Canadian dollars)
  Nature of operations and going concern basis of accounting

  Trooper Technologies Inc. ("Trooper" or the "company") is a development stage company. Its business lines include implementation and commercialization of animal-waste rendering technologies, and the implementation and commercialization of telecommunications services. All of its operations are located in east central European countries, with an emphasis on activities in Poland. To date, the company has not earned significant revenues and is considered to be in the development stage.

  The accompanying financial statements have been prepared using Canadian generally accepted accounting principles applicable to a going concern. The use of such principles may not be appropriate because of the development stage nature of the company.

  For the year ended October 31, 2000, the company had a loss of $4,166,177 and an accumulated deficit of $12,206,941. In addition, the company does not have sufficient funds to meet its obligations and commitments as they become due. The company is actively pursuing additional funding to continue its current projects (note 15).

  Although there is no assurance that the company will be successful in obtaining additional funding, management is confident that it will be able to secure the necessary financing to enable it to continue as a going concern. Accordingly, these financial statements do not reflect adjustments to the carrying value of assets and liabilities, the reported revenues and expenses and balance sheet classifications used that would be necessary if the going concern assumption were not appropriate. Such adjustments could be material.

  Significant accounting policies

  Principles of consolidation

  The consolidated financial statements include the accounts of the company's subsidiaries as follows:
	Country of incorporation	Percentage ownership %

EES Waste Solutions Limited	Cyprus	100.0
International Eco-Waste Systems S.A.	Poland	100.0
Stream Communications Sp. z.o.o. ("Stream")	Poland	80.0
Polvoice.com Sp. z.o.o.	Poland	68.8
Bielsat.com Sp. z.o.o. ("Bielsat")	Poland	40.8

  Stream formed a new company, Bielsat.com Sp. z.o.o. during the year. Stream owns 51% of Bielsat's outstanding common shares. Trooper indirectly owns 40.8% of Bielsat.

  Trooper Technologies Inc.
  (a development stage entity)
  Notes to Consolidated Financial Statements
  October 31, 2000, 1999 and 1998
  (expressed in Canadian dollars)

  The company incorporated Stream on October 21, 1999, Polvoice on September 23, 1999 and Bielsat on March 8, 2000. These consolidated financial statements include the results of these subsidiaries from the dates of inception.

  Cash and cash equivalents

  Cash and cash equivalents consist of cash and highly liquid investments with maturity less than three months.

  Inventory

  Inventory is valued at the lower of cost and net realizable value, determined on a first-in, first-out basis.

  Deferred charges

  Charges relating to the start-up of the company's current activities have been deferred and are amortized on a straight-line basis over a period of five years.

  Capital assets

  Capital assets are stated at cost less accumulated amortization. Amortization is provided for using the declining-basis method at the following rates per annum:
Automobiles	20% - 30%
Buildings	3%
Computer hardware	30%
Computer software	20% - 100%
Furniture, fixtures, equipment and cable television network equipment	20%
Plant and machinery	30% - 45%

  Revenue recognition

  A significant portion of revenue is derived from cable TV subscriber fees. Subscriber fees are recorded as revenue in the period the service is provided.

  Foreign currency translation

  The company's foreign subsidiaries are considered to be integrated foreign operations, which are financially interdependent with the reporting enterprise such that the exposure to exchange rate changes is similar to the exposure which would exist had the transactions and activities of the foreign operation been undertaken by the reporting enterprise. As such, the Canadian dollar is considered to be the subsidiaries' functional currency. Financial statements of the company's foreign subsidiaries are translated using the temporal method whereby all monetary assets and liabilities are translated at the rate of exchange at the balance sheet date. Non-monetary assets and liabilities are translated at exchange rates prevailing at the transaction date. Income and expense

  Trooper Technologies Inc.
  (a development stage entity)
  Notes to Consolidated Financial Statements
  October 31, 2000, 1999 and 1998
  (expressed in Canadian dollars)

  items are translated at rates which approximate those in effect on transaction dates. Gains or losses arising from restatement of foreign currency monetary assets and liabilities are included in earnings.

  Foreign currency transactions are initially recorded at the rate of exchange prevailing at the date of the transaction. Thereafter, monetary assets and liabilities are adjusted to reflect the exchange rates in effect at the balance sheet dates. Gains and losses resulting from the adjustment are included in earnings.

  Loss per share

  Loss per share is calculated using the weighted average number of shares outstanding during the year. Fully diluted loss per share, which has been calculated on the basis that all share options and warrants were exercised at the beginning of the year, is not presented as the effect of outstanding items is anti-dilutive.

  Income taxes

  The company uses the deferral method of accounting for income taxes.

  Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and expenses for the periods reported. Actual results could differ from those estimates.

  Stock option plan

  The company has a stock option plan which is described in note 8. No compensation expense is recognized when stock options are issued. Any consideration received on exercise of stock options is credited to capital stock.

  Supplemental cash flow information
	2000 $	1999 $	1998 $

Interest paid	25,942	-	-

Supplemental non-cash investing and financing activities
Transfer of licence to amount due from Thermo Tech	500,000	-	-
Subsidiary shares issued for acquisition of assets	1,100,854	-	-

  During the year, Bielsat issued its shares to acquire cable television network equipment ($1,100,854).

  Trooper Technologies Inc.
  (a development stage entity)
  Notes to Consolidated Financial Statements
  October 31, 2000, 1999 and 1998
  (expressed in Canadian dollars)
  Deposits

  The company advanced $921,515 for preliminary agreements to purchase MTK Sp. z.o.o. and SAT-KOM Sp.z.o.o., cable television network companies located in Poland (note 12).

  Deferred charges

  Deferred charges consist of:
	2000 $	1999 $

Start-up costs	1,546,650	1,546,650
Financing costs	-	515,550

	1,546,650	2,062,200
Less: Accumulated amortization	412,400	103,100

	1,134,250	1,959,100

  During the year, the loan agreement with BIG Bank Gdański expired. As a result, deferred financing costs relating to this loan agreement were written off.

  Capital assets
			2000
	Cost $	Accumulated amortization $	Net $

Automobiles	123,194	58,154	65,040
Buildings	54,881	1,830	53,051
Cable television network equipment	4,549,225	72,994	4,476,231
Computer hardware	115,772	50,581	65,191
Computer software	79,927	6,135	73,792
Equipment	31,990	25,191	6,799
Furniture and fixtures	195,455	61,755	133,700
Land	146,184	-	146,184
Plant construction-in-progress	2,036,726	-	2,036,726

	7,333,354	276,640	7,056,714

  Trooper Technologies Inc.
  (a development stage entity)
  Notes to Consolidated Financial Statements
  October 31, 2000, 1999 and 1998
  (expressed in Canadian dollars)
			1999
	Cost $	Accumulated amortization $	Net $

Automobiles	61,093	42,917	18,176
Computer hardware	74,066	24,704	49,362
Computer software	4,095	4,095	-
Furniture, fixtures and equipment	77,729	49,040	28,689
Land	146,184	-	146,184
Plant construction-in-progress	795,716	-	795,716

	1,158,883	120,756	1,038,127

  Licence

  In 1995, the company acquired from Acumen Waste Services of Canada Inc. ("Acumen") a licence for use in certain eastern European countries to utilize waste systems technology held by Thermo Tech Waste Systems Inc. ("Thermo Tech").

  During the year, the company agreed to resell the licence to Thermo Tech. On October 31, 2000, an agreement was signed between the two parties, stating that Trooper has agreed to return all documents upon receipt of $500,000 payment from Thermo Tech. Subsequent to the year-end, the company returned all documents and received $500,000.

  Trooper Technologies Inc.
  (a development stage entity)
  Notes to Consolidated Financial Statements
  October 31, 2000, 1999 and 1998
  (expressed in Canadian dollars)
  Capital stock

  Authorized

  50,000,000 common shares without par value

  Issued
	Number of shares	Amount $

Balance - October 31, 1997	18,120,364	14,987,039
Exercise of warrants	120,263	99,818
Exercise of options	100,000	92,000
Escrow shares cancelled	(249,999)	-

Balance - October 31, 1998	18,090,628	15,178,857
Exercise of warrants	50,000	69,000

Balance - October 31, 1999	18,140,628	15,247,857
Private placement	1,255,000	2,968,500
Exercise of warrants	30,000	85,500
Exercise of options	2,195,000	3,223,650
Finder's fee	24,150	-

Balance - October 31, 2000	21,644,778	21,525,507

  On July 12, 2000, a private placement of 1,255,000 units, consisting of one common share and one share purchase warrant, was undertaken, for proceeds totalling $2,968,500 net of share issuance costs. Each whole share purchase warrant entitles the holder to acquire one-half common share at $2.85 per share for a period of two years.

  The common shares and warrants issued in the year have been recorded on the basis of their fair value as follows:
$

Common shares	2,405,777
Warrants	562,723

2,968,500

  Options

  Common share purchase options are issued to directors, officers and employees of the company with exercise prices which approximate market values at the time the option is granted. Options granted vest immediately and have a term of five years.

  Trooper Technologies Inc.
  (a development stage entity)
  Notes to Consolidated Financial Statements
  October 31, 2000, 1999 and 1998
  (expressed in Canadian dollars)

  A summary of the status of the company's two fixed option plans as of October 31, 2000, 1999 and 1998, and changes during the years ending on those dates are presented below:
	2000		1999		1998

	Shares	Weighted average exercise price $	Shares	Weighted average exercise price $	Shares	Weighted average exercise price $

Fixed options
Outstanding - Beginning of year	1,814,062	1.41	641,000	1.94	801,000	1.78
Granted	2,540,000	2.34	1,814,062	1.41	-	-
Exercised	(2,195,000)	1.47	-	-	(100,000)	0.92
Forfeited	-	-	(641,000)	1.94	(60,000)	1.56

Outstanding - End of year	2,159,062	2.45	1,814,062	1.41	641,000	1.94

Options exercisable at year-end	2,159,062		1,814,062

  The following table summarized information about fixed stock options outstanding at October 31, 2000:
	Options outstanding			Options exercisable

Range of exercise prices $	Number outstanding at October 31, 2000	Weighted average remaining contractual life (years)	Weighted average exercise price $	Number exercisable at October 31, 2000	Weighted average exercise price $

1.41	334,062	3.5	1.41	334,062	1.41
2.62	715,000	4.3	2.62	715,000	2.62
2.65	1,110,000	4.8	2.65	1,110,000	2.65

1.41 - 2.65	2,159,062	4.4	2.45	2,159,062	2.45

  Trooper Technologies Inc.
  (a development stage entity)
  Notes to Consolidated Financial Statements
  October 31, 2000, 1999 and 1998
  (expressed in Canadian dollars)

  Warrants
	Number of warrants	Price $	Expiry date

Balance - October 31, 1997	10,285,480	0.83 - 1.55	1997 - 1999
Exercised	(120,263)	0.83	-

Balance - October 31, 1998	10,165,217	0.97 - 1.55	1998 - 1999
Expired	(10,115,217)	0.97 - 1.55	1998 - 1999
Exercised	(50,000)	1.38	1998

Balance - October 31, 1999	-	-	-
Issued	1,255,000	2.85	2002
Exercised	(60,000)	2.85	2002

Balance - October 31, 2000	1,195,000	2.85	2002

  Warrants issued by the company prior to 1997 in connection with private placements of units, upon exercise, entitled the holder to receive one common share and one common share purchase warrant exercisable at the prices and until the dates noted above. These warrants expired in 1999.

  Warrants issued in July 2000 in connection with private placements entitle the holder to receive one-half common share at $2.85 per one full share.

  Related party transactions

  Balances and transactions during each of the three years ended October 31, 2000, 1999 and 1998 with directors or companies controlled by directors are as follows:

  Outstanding balances
	2000 $	1999 $	1998 $

Due from directors	-	28,253	284
Due to directors	2,403	16,750	49,092

  Unless otherwise noted, all amounts are repayable on demand without interest.

  Trooper Technologies Inc.
  (a development stage entity)
  Notes to Consolidated Financial Statements
  October 31, 2000, 1999 and 1998
  (expressed in Canadian dollars)

  Transactions during the year
	2000 $	1999 $	1998 $

Management fees	515,344	245,700	319,000
Consulting fees	-	66,696	18,000

  Management and consulting agreements exist for general management and business advisory services provided by four directors to the company.

  Income tax losses

  The company has income tax losses available for application against future years' taxable income in Canada in the amount of $4,994,000 and in Poland in the amount of $742,000 (2,277,000 zloty). The potential benefits accruing from these losses have not been recorded in these consolidated financial statements. The losses expire as follows:
	Canada $	Poland $

2001	309,000	175,000
2002	539,000	115,000
2003	1,034,000	-
2004	969,000	226,000
2005	-	226,000
2006	948,000	-
2007	1,195,000	-

	4,994,000	742,000

  Financial instruments

  At October 31, 2000 and 1999, the fair value of cash and cash equivalents, accounts receivable and accounts payable and accrued liabilities including amount due from Thermo Tech Waste Systems Inc. and amounts due to and from related parties approximates carrying values because of the short-term maturity of these instruments. The company holds cash in U.S. dollars and incurs costs in both U.S. dollars and Polish zloty. The company minimizes currency risk by advancing U.S. dollars or Canadian funds as Polish zloty are required.

  Trooper Technologies Inc.
  (a development stage entity)
  Notes to Consolidated Financial Statements
  October 31, 2000, 1999 and 1998
  (expressed in Canadian dollars)
  Commitments and contingencies

  As at October 31, 2000, the company is committed under leases for office space and automobiles in the following amounts:
$

2001	94,644
2002	82,620
2003	55,505
2004	49,405
2005	58,539
2006 and thereafter	292,693

  Acquisition of cable television companies

  The company signed preliminary agreements to acquire assets of three cable television companies: MTK Sp.z.o.o., GIM-SAT Sp.z.o.o., and SAT-KOM Sp.z.o.o., for total consideration of U.S. $4,590,000.

  Bovine Spongiform Encephalopathy ("BSE")

  On December 5, 2000, the European Commission imposed a six-month ban on meat and bone meal products due to the risk of BSE spread by these products. If the ban continues, the company may be required to change the design or discontinue the construction of its animal waste rendering plant. The impact of the ban is not determinable at this time.

  Segmented information

  The company has three reportable segments: animal waste rendering, cable TV services, and internet services. All segments are in their development stage. The animal waste rendering segment will produce products such as animal feed from the animal waste. The cable TV services segment and the internet services segment will provide cable TV and internet connections in Poland, respectively.

  The company's cable TV and internet services segments commenced operations during 2000. The company's only reportable segment in 1999 and 1998 was animal waste rendering.

  The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The company evaluates performance based on profit or loss from operations before income taxes not including non-recurring gains and losses and foreign exchange gains and losses.

  The reportable segments of the company are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. All units were formed separately to provide respective products and services in Poland.

  Trooper Technologies Inc.
  (a development stage entity)
  Notes to Consolidated Financial Statements
  October 31, 2000, 1999 and 1998
  (expressed in Canadian dollars)
	Animal waste rendering $	Cable TV services $	Internet services $	Total $

Revenue from external customers	-	318,198	14,586	332,784
Bank charges and interest expense	6,280	271,468	30,146	307,894
Amortization of capital assets and intangibles	4,401	118,263	34,534	157,198
Segment loss	(1,303,380)	(1,274,344)	(363,264)	(2,940,988)
Other significant non-cash item - write-down of assets	739,363	-	-	739,363
Segment assets	2,796,274	6,725,241	145,932	9,667,447
Expenditures for segment capital assets	1,046,985	4,009,238	52,904	5,109,127

  Reconciliations of reportable revenues, segment loss and segment assets
$

Loss
Total loss for reportable segments	(2,940,988)
Unallocated head office loss	(1,225,189)

(4,166,177)

Assets
Total assets for reportable segments	9,667,447
Unallocated head office assets	13,328,988
Elimination of intercompany balances	(11,772,759)

11,223,676

Bank charges and interest expense
Total bank charges and interest expense for reportable segments	307,894
Unallocated head office bank charges and interest expense	109,281
Elimination of intercompany interest expense	(338,721)

78,454

Amortization of capital assets
Amortization of capital assets	157,198
Unallocated head office amortization	12,778

169,976

Expenditures for segment capital assets
Expenditures for segment capital assets	5,109,127
Unallocated head office expenditures	4,434

5,113,561

  Trooper Technologies Inc.
  (a development stage entity)
  Notes to Consolidated Financial Statements
  October 31, 2000, 1999 and 1998
  (expressed in Canadian dollars)

  Geographic information

  Revenues are attributed to countries based on location of customer.
	2000

	Revenues $	Capital assets $

Canada	-	23,659
Poland	332,784	7,033,055

	332,784	7,056,714

	1999

	Revenues $	Capital assets $

Canada	-	22,447
Poland	-	1,015,680

	-	1,038,127

  Comparative figures

  Certain prior year figures have been reclassified to conform to the current year presentation.

  Subsequent events
    On January  2 , 2001, the company completed a private placement of 901,286 units at a price of $1.75 per share. Each unit comprises one common share and one-half non-transferrable share purchase warrant. Each whole warrant entitles the holder to purchase an additional common share of the company at a price of $2.00 per common share for a period of two years from the date of the issuance. The company has received a total of $1,577,249 less commissions of $31,763.

    On April 20, 2001, the company completed a private placement of 300,000 units at a price of $1.60 per share. Each unit comprises one common share and one-half non-transferrable share purchase warrant. Each whole warrant entitles the holder to purchase an additional common share of the company at a price of $1.80 per common share for a period of two years from the date of the issuance. The company has received the proceeds of $480,000.

    Trooper Technologies Inc.
    (a development stage entity)
    Notes to Consolidated Financial Statements
    October 31, 2000, 1999 and 1998
    (expressed in Canadian dollars)

    On May 8, 2001, the company completed a private placement of 2,062,500 units at a price of $1.60 per share for a total of $3,300,000 less commissions of $8,000. Each unit comprises one common share and one-half non-transferrable share purchase warrant. Each whole warrant entitles the holder to purchase an additional common share of the company at a price of $1.80 per common share for a period of two years from the date of the issuance.

    On January 2, 2001, the company granted 242,000 incentive stock options to a director of the company. Each option entitles the holder to purchase one common share of the company at $1.60 per share until January 2, 2006.
    On January 15, 2001, the company acquired the remaining 20% interest in Stream for consideration of $145,785.
    Subsequent to the year end, the company terminated the preliminary agreement to acquire GIM-SAT Sp.z.o.o.
  United States accounting principles

  Consolidated balance sheets
	2000		1999

	Canadian GAAP $	U.S. GAAP $	Canadian GAAP $	U.S. GAAP $

Deferred charges (note 16(a))	1,134,250	-	1,959,100	515,550
Deficit	(12,206,941)	(13,341,191)	(8,040,764)	(9,484,314)
Total assets	11,223,676	10,089,426	7,784,298	6,340,748

  Consolidated statements in operations and deficit
	2000 $	1999 $	1998 $	1995 - 2000 $

Loss under Canadian GAAP	(4,166,177)	(1,845,950)	(674,336)	(9,584,800)
Start-up costs (note 16(a))	309,300	(1,443,550)	-	(1,134,250)

Loss under U.S. GAAP	(3,856,877)	(3,289,500)	(674,336)	(10,719,050)

Basic/diluted loss per share, U.S. GAAP	(0.20)	(0.18)	(0.04)

  Trooper Technologies Inc.
  (a development stage entity)
  Notes to Consolidated Financial Statements
  October 31, 2000, 1999 and 1998
  (expressed in Canadian dollars)

  Consolidated statements of cash flows
	2000		1999		1998		1995 - 2000

	Canadian GAAP $	U.S. GAAP $	Canadian GAAP $	U.S. GAAP $	Canadian GAAP $	U.S. GAAP $	Canadian GAAP $	U.S. GAAP $
				(note 16(a))

Cash flows from
Operating activities	(3,051,101)	(3,051,101)	(2,020,364)	(3,567,014)	(452,863)	(452,863)	(8,756,660)	(10,303,310)
Investing activities	(6,225,103)	(6,225,103)	(2,666,692)	(1,120,042)	(199,489)	(199,489)	(9,564,338)	(8,017,688)
Financing activities	6,291,556	6,291,556	83,246	83,246	203,423	203,423	18,751,847	18,751,847

(Decrease) increase in cash and cash equivalents	(2,984,648)	(2,984,648)	(4,603,810)	(4,603,810)	(448,929)	(448,929)	430,849	430,849

Cash and cash equivalents - Beginning of year	3,425,384	3,425,384	8,029,194	8,029,194	8,478,123	8,478,123	9,887	9,887

Cash and cash equivalents - End of year	440,736	440,736	3,425,384	3,425,384	8,029,194	8,029,194	440,736	440,736
    U.S. GAAP requires start-up costs to be expensed as incurred.
    The Canadian Institute of Chartered Accountants recently issued Sections 3461 - Employee Future Benefits, and 3465 - Income Taxes, both of which are effective for fiscal years beginning on or after January 1, 2000 and Section 3500 - Earnings Per Share which is effective for fiscal years beginning on or after January 1, 2001. These new Canadian standards are consistent with applicable U.S. rules. The Financial Accounting Standards Board recently issued FAS 133 on Accounting for Derivative Instruments and Hedging Activities which is effective for fiscal years beginning after June 15, 2000.The impact of the adoption of these standards is not expected to be material.
    Under U.S. GAAP, comprehensive loss consists of net loss only.